Tactical Air Defense Services Appoints Peter C. Maffitt to Board of Directors

Carson City, NV-February 11, 2011 - Tactical Air Defense Services, Inc. (OTCBB: TADF - News), an aerospace/defense services contractor that offers air-combat training, aerial refueling, aircraft maintenance training, and other aerospace/defense services to the United States and foreign militaries, is pleased to announce that it has appointed Peter C. Maffitt to its Board of Directors as of February 8, 2011.

Mr. Maffitt is an executive with over 30 years of experience in the corporate, government, and military sectors, with an emphasis on new business development and fund-raising in the international sector including the Middle East, Latin America, and Asia.

Mr. Maffitt is a published author in such publications as the U.S. Foreign Service Journal.  Mr. Maffitt is 62 years old, is a graduate of Yale University, speaks Spanish, French, Russian, and Mandarin, and for the past seven years has been providing consulting services to domestic companies engaged in international business.

Alexis C. Korybut, CEO of TADF, states: “We are very pleased to add Peter Maffitt to the Board of Directors of TADF.  We believe that Peter’s extensive international experience and relationships in corporate, government, and military establishments around the world will be a great addition to the Company’s business development and fund raising capabilities.”

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Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:
Gerald N. Kieft
The WSR Group
(772) 219-7525
IR@theWSRgroup.com
www.theWSRgroup.com